LEASE


This lease made effective as of the 1st day of October, 1997, by and between Riverfront Capital Business Trust, a Pennsylvania business trust, having its principal offices at Suite 602, 3510 North Causeway Boulevard, Metairie, LA 70002, hereinafter called Landlord, and Ruby Tuesday, Inc., a Georgia corporation having its principal offices at 4721 Morrison Drive, Mobile, Alabama, 36609, hereinafter called Tenant.


                              WITNESSETH:

1. PREMISES. Landlord hereby leases to Tenant the space outlined and cross-hatched on the floor plans designated Exhibit A, attached hereto and made a part hereof, such space referred to hereinafter as the Premises and consisting of approximately 49,954 total rentable square feet of the second floor and basement in a building ("Building") located at 4721 Morrison Drive, Mobile, Alabama 36609.

2. USE. To be used and occupied by the Tenant for offices and office equipment and all other uses incidental and related hereto.

3.  TERM.  The Term of this Lease shall commence on October 1,
1997 and shall continue for a period of ten years, ending on September
30, 2007.

4. EXTENSION PERIODS. Provided that Tenant is not in default hereof, Tenant may, at its option, extend this Lease for two (2), additional five (5) year periods, subject to rent escalations and provisions as hereinafter set forth, and otherwise upon the same terms and conditions contained herein, by giving notice to the Landlord of its intention to extend, at least six (6) months prior to the end of the Term.

5. BASE RENT. During the entire initial term hereof, Tenant shall pay to Landlord as base rent the sum of SIX MILLION TWO HUNDRED FORTY-FOUR THOUSAND TWO HUNDRED FIFTY AND NO/100 Dollars
($6,244,250.00).  The Base Rent shall be payable as follows:

  The monthly installment of $52,035.42 shall be paid in advance, without notice, on or before the first day of each month during the term.

6.  BASE RENT FOR EXTENSION PERIODS.  The Base Rental during the
First and Second Extension Periods shall be an amount equal to the prevailing fair market rental value of the Premises as determined by reference to comparable space in the Building, and in comparable buildings, for comparable tenants, in the City of Mobile, Alabama, at the time of commencement of each extension period, but in no event shall the Base Rental for the first year of any Extension Term be less than one hundred ten percent (110%) of the Base Rent plus any Operating Rent, as hereinafter defined, or additional rent being paid by Tenant during the year prior to Tenant's exercise of its option to extend the Lease. In the event Tenant exercises either of its options as provided for in this Lease, Landlord shall, within thirty (30) days after receipt of Tenant's extension notice, send to Tenant Landlord's written evaluation ("Landlord's Evaluation") for the prevailing fair market rental value of the Premises as of the time of commencement of the extension period. Within thirty (30) days thereafter, Tenant shall send to Landlord a notice ("Tenant's Acceptance or Rejection Notice") stating either (i) Tenant's agreement with Landlord's Evaluation, in which event said amount shall be the Base Rent payable by Tenant for the five (5) year term of the extension period plus any Operating Rent, as hereinafter defined, or additional rent being paid by Tenant at the time the option to extend is exercised or (ii) Tenant's rejection of Landlord's evaluation. If Tenant and Landlord cannot agree on the fair market rental value within sixty (60) days after Landlord's receipt of the extension notice, the value shall be determined by a qualified appraiser mutually agreeable to Landlord and Tenant. If Landlord and Tenant cannot agree on an appraiser, each shall select an appraiser and the two appraisers shall select a third. The majority vote of the appraisers shall control.

7. RENTS IN DEFAULT. If any installment or payment of Rent is not received by Landlord within ten (10) days following the day such installment or payment was due, then Tenant shall pay Landlord a charge of Five (5%) Percent for each such late installment or payment, the same being a non-exclusive remedy hereunder. Late rental payments also shall bear interest at the rate of twelve percent (12%) per annum.

8.  OCCUPANCY.
(a) Beginning October 1, 1997, Landlord shall deliver to Tenant and Tenant shall accept the Premises containing approximately 49,954 rentable square feet.
(b) Except as otherwise may be provided for in this Lease, Tenant shall take occupancy of the space in its As-Is condition.

9. OPERATING EXPENSES. In addition to the Base Rent payable by Tenant, Tenant will pay to Landlord, as additional rent, an amount equal to the increase in operating expenses, as hereinafter defined, for each of the lease years over the operating expenses, for the first lease year (October 1, 1997, through September 30, 1998, hereinafter referred to as the Base Lease Year) times 45% (Tenant's Proportionate Share). Lease Year shall mean the period beginning October 1 of each year and ending on September 30 of the following year. The additional rent due pursuant to this section is hereinafter referred to as Operating Rent.

During September of each year, or as soon after September as practicable, Landlord will give Tenant notice of Landlord's estimate of any Operating Rent due for the next Lease Year. The Tenant will pay 1/12th of the estimated Operating Rent at the time Base Rent is payable. The estimated Operating Rent payments will begin October 1 of each year and continue through September 30 of the following year.

As soon as practicable after the end of each Lease Year, Landlord will deliver to Tenant a statement of the actual Operating Rent for that Lease Year. If Landlord's statement shows that Tenant owes an amount that is less than the estimated Operating Rent payments made by Tenant for such Lease Year, Landlord will credit such excess first against any sums then owed by Tenant to Landlord and then against the next payments of rental. If Landlord's statement shows that Tenant owes more than the estimated Operating Rent payments made by Tenant for such Lease Year, Tenant will pay the deficiency to Landlord within thirty (30) days after delivery of the statement.

The termination of this Lease will not affect the obligations of Landlord and Tenant pursuant to this section be performed after termination. "Operating expenses" are defined as all direct expenses of operating and maintaining the land, building, and Premises in a manner deemed reasonable and appropriate and for the best interest of the tenants in the building, including, but not limited to, the following:

(a) All costs and expenses directly related to the land, building, and Premises for operating and cleaning the Tenant's space in the building, and common areas , and for removing snow, ice and debris, and costs of fire and extended coverage and liability insurance.
(b) All costs and expense, other than those of a capital nature, of replacing paving, curbs, walkways, landscaping (including replanting and replacing flowers and other planting), common and public lighting facilities in the building and on the land.
(c) Power for lighting common and public areas; power and fuel used in lighting, heating, ventilating and air-conditioning the building;
water used by the occupants of the building.
(d) Normal maintenance of mechanical and electrical equipment, including heating ventilating and air-conditioning equipment in the building, but excluding capital expenditures.
(e) Window cleaning and janitor service, including janitor equipment and supplies for the common and public areas.
(f) Maintenance of elevators, restrooms, lobbies, hallways and other common and public areas of the building.
(g) Real estate taxes levied or assessed against the building, improvements and the land.

Operating expenses as defined herein shall be accounted for by Landlord using generally accepted accounting principles and methods consistently applied.

Taxes for the Base Lease Year shall be the general real estate taxes, special assessments and any other taxes that may be imposed in lieu of or partially in lieu of general real estate taxes, payable in the base year of this Lease. Taxes for subsequent calendar years shall be deemed to be the taxes payable in the respective calendar year, even though the levy or assessment thereof may be for a different year, and shall include general real estate taxes, special assessments, and any other taxes that may be imposed in lieu of or partially in lieu of general real estate taxes.

Operating expenses shall not include capital expenditures for which the Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise); expenses incurred in leasing or procuring new tenants (including, without limitation, lease commissions, advertising expenses and expenses of renovating space for new tenants); interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; wages, salaries or other compensation paid to any executive employees above the grade of building manager; wages, salaries or other compensation paid for clerks or attendants in concessions or newsstands operated by the Landlord; expenses in connection with maintaining and operating any garage operated by the Landlord; the cost of any work or service performed for or facilities furnished to the Tenant or other tenants at the Tenant's cost; and any cost or expense representing an amount paid to a corporation related to Landlord which is in excess of the amount which would be paid in the absence of such relationship.


10.  MAINTENANCE AND IMPROVEMENTS

(a) Tenant agrees to maintain the Premises in good condition, normal wear and tear expected, and shall not allow or commit any waste with respect to the Premises. Tenant shall repair at its expense any damage to the Premises or building resulting from acts or neglect of Tenant or Tenant's agents, employees, patrons or invitees. The Premises shall not be altered, changed, nor any additions or improvements made without prior written consent of Landlord. Unless otherwise provided in writing, all such work shall be done by or under the direction of Landlord at Tenant's expense, and any alterations, physical additions, or improvements, except movable office furniture and trade fixtures, shall become the property of Landlord and shall be surrendered to Landlord upon termination of this Lease; provided, however, that Tenant shall remove all such alterations, additions and improvements if Landlord so requests.

(b) Landlord shall perform all maintenance and make all repairs and replacements to the structural portions of the Premises and to the parking facilities and other common areas as designated by Landlord.

11. SERVICES. The Landlord shall furnish to Tenant the following services, utilities, supplies, and facilities:

(a)  Access to the Premises 24 hours a day, seven days a week.

(b) Subject to availability from public utility services, heat, ventilation and air-conditioning from 6:00 a.m. to 7:00 p.m., each business day and on Saturdays from 8:00 a.m. to 5:00 p.m. and air conditioning in Tenant's computer area, as shown on Exhibit "A" highlighted in yellow and referred to as Computer Room, twenty-four (24) hours per day, seven (7) days per week. Any additional HVAC usage by Tenant shall be considered overtime usage and Tenant will be billed accordingly for such usage.

(c) Cleaning and janitorial service, including removal of refuse and rubbish and furnishing washroom supplies as deemed necessary by Landlord.

(d)  Electricity for lighting and for operation of the Tenant's
Premises.

(e) Provisions, installation and replacement of all necessary light bulbs, tubes and ballasts.

(f) Maintenance of the driveways and parking facilities and other common area serving the Premises.

(g)  Pest extermination and control.

(h) Use, as a paying customer, of the building's cafeteria as long as Landlord, at Landlord's option, makes available or operates same.


12. CASUALTY. In the event any portion of the Premises, the common areas, or the building of which the Premises are a part are damaged by fire or other casualty, Landlord may, at Landlord's option, elect to repair and restore, and Landlord shall perform such acts within a reasonable period of time. In the event Landlord elects not to repair or restore, then Landlord shall, within ninety (90) days following such casualty, notify Tenant of its election not to repair or restore, and this Lease shall thereby be canceled and terminated and Tenant shall have no further responsibility for rental owed hereunder from and after the date of the casualty.

13.  INSURANCE.
(a) From the date Tenant first enters upon the Premises for any purpose and thereafter throughout the Term of this Lease, Tenant shall obtain and keep in force, at Tenant's expense, insurance for the full insurable value of Tenant's trade fixtures, furnishings, equipment and all other items of personalty of Tenant located on or within the Premises. Tenant agrees and recognizes that Landlord has no obligation hereunder or otherwise to insure any personal property or other contents within the Premises, and that such insurance must be procured and kept in force by Tenant at Tenant's expense. Tenant will keep in force at Tenant's expense from the date Tenant first enters upon the Premises for any purpose and thereafter, so long as this Lease remains in effect, public liability insurance with respect to the Premises, the land and the building ( including parking and the sidewalk), in form satisfactory to Landlord, in companies reasonably approved by Landlord, insuring Landlord and Tenant as named insured and having minimum limits of $1,000,000.00 on account of bodily injuries to or death of one person, and $1,000,000.00 on account of bodily injuries to or death of more than one person as a result of any one accident or disaster and $1,000,000.00 property damage. Tenant will deposit a photocopy of the policy or policies of such insurance or certificates thereof with Landlord prior to Tenant's entering upon the Premises for any purpose. Each policy or certificate of insurance shall include assumed contract coverage and shall be endorsed to provide that the same may not be canceled or modified except upon not less than the (10) day's prior written notice by the insurer to Landlord and to any mortgagee or trustee under deed of trust named as an insured. If Tenant does not comply with this Section, Landlord may, at its option , cause insurance to be issued. In such event, Tenant agrees to pay the premiums for such insurance promptly upon Landlord's demand.

(b) Landlord will carry fire and extended coverage insurance, insuring the building in such amounts that Landlord reasonably deems necessary. Landlord shall also carry public liability insurance with respect to the building and the sidewalks and parking areas with policy limits in an amount that Landlord reasonably deems necessary.

14. CONDEMNATION. If at any time during the term, the whole of the building of which the Premises are a part, or the Premises, be taken under any statute or by right of eminent domain, then this Lease shall terminate and the Landlord shall be entitled to all damages awarded as a result of the condemnation. Tenant shall be permitted to remove such of its trade fixtures and equipment as Tenant has installed in the Premises and Tenant has no further responsibility for the rent.


15. SIGNS. Tenant shall be permitted to maintain Tenant's existing monument type sign in its present location and size.

16. DEFAULT. If ( i ) the Tenant shall fail to pay any rental or other sum of money due hereunder within ten (10) days after its due date, or (ii) if the Tenant shall default in the performance of any of its other obligations and if such default shall continue for thirty
(30) days after notice thereof is received or refused by Tenant from Landlord (except that if the Tenant cannot cure such default within said thirty (30) days period, this period shall be extended for a reasonable additional time, provided that the Tenant commences to cure such default within said thirty (30) days and proceeds with due diligence thereafter to effect such cure), or (ii) if the Tenant shall file a petition in bankruptcy court or be adjudicated bankrupt or insolvent according to law, or shall make an assignment for the benefit of creditors, then the Landlord may, in addition to all other remedies available to Landlord at equity or law, accelerate all rental hereunder, lawfully enter the Premises and repossess the same as the former estate of the Landlord and expel the Tenant and those claiming under the Tenant without being deemed guilty of any manner of trespass and without prejudice to any other remedies which the Landlord may have. Upon entry as aforesaid, Landlord may, in addition to any other remedies available to Landlord, either terminate this Lease Agreement or it may from time to time without terminating this Lease Agreement, make such alterations and repairs as may be necessary in order to relet the Premises, and relet the Premises for such term and at such rentals and upon such other terms and conditions as the Landlord may deem advisable. In the event of such reletting, all rentals received by Landlord shall be applied, first, to the payment of any cost and expenses of such reletting, including to the expense of alterations and repairs; second, to the payment of any indebtedness other than rental due hereunder from the Tenant to the Landlord; third, to the payment of rental due and unpaid hereunder, and the residue, if any, shall be held by the Landlord and applied in payment of future rental due and unpaid hereunder. If such reletting shall yield rentals insufficient for any month to pay the rental due by the Tenant hereunder for that month, the Tenant shall be liable to the Landlord for the deficiency and the same shall be paid monthly. No such re-entry or taking possession of the Premises by the Landlord shall be construed as an election or terminate this Lease unless a written notice of such intention be given by the Landlord to the Tenant at the time of such re-entry; but, notwithstanding any such re-entry and re-letting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach. In the event of any termination of Landlord, whether before or after re-entry, Landlord may recover from the Tenant damages incurred by reason of such breach, including the cost of recovering the Premises and all rental owed for the remainder of the term. If the Landlord defaults in performance or observance of any provision of this Lease, the Tenant shall give the Landlord notice specifying in what manner the Landlord has defaulted and, except as otherwise stipulated in this Lease, if such default shall not be cured by the Landlord within thirty (30) days after the delivery of such notice (except that if the Landlord cannot cure such default within said thirty (30) day period, this Period shall be extended for a reasonable additional time, provided that the Landlord commences to cure such default within the thirty (30) day period and proceeds diligently thereafter to effect such cure) the Tenant shall have such remedies to which it may be entitled under this Lease and under law or equity.


17. HOLDOVER. If the Tenant remains in the Premises beyond expiration of the term of this Lease, or any extension or renewal thereof, such holding over in itself shall not constitute a renewal or extension of this Lease, but in such event, a tenancy from month to month at 150% of the then current total monthly rent being paid by Tenant.

18. ASSIGNMENT AND SUBLETTING. The Tenant may not assign this lease or sublet all or any part of the Premises without the prior written consent of Landlord; provided, however, that no such assignment or sublease shall release Tenant from its obligations or liabilities hereunder.

19. QUIET ENJOYMENT. The Tenant, on paying the rent and performing the covenants of this Lease on its part to be performed, may peaceably and quietly have, hold and enjoy the Premises for the term of this Lease.

20. SUBORDINATION. This Lease shall be subordinate to all matters of public record from time to time and mortgages on the property on which the Premises is located, whether now existing or hereafter entered into by Landlord. Upon request by Landlord, Tenant shall execute all estoppel, attornment, subordination and similar instruments if this Lease or any part of the land or building are to be assigned or conveyed.

21. RULES AND REGULATIONS. The Tenant shall abide by and observe the reasonable rules and regulations as promulgated by the Landlord from time to time for the operation, safety, security, maintenance and otherwise for the building in which the Premises are located.

22. COUNTERPARTS. This Lease is executed in several counterparts, each of which shall be deemed to be an original, and all counterparts shall constitute one and the same instrument. This Lease shall not be binding and in effect until a counterpart has been executed by the duly authorized representative of the Landlord and the Tenant and delivered by each party hereto to the other.

23. MEMORANDUM OF LEASE. Neither this Lease, nor a memorandum or short form thereof, shall be recorded without Landlord's prior written consent.

24. TRANSFER BY LANDLORD. In the event of any sale, assignment, transfer or conveyance of the Building in which the Premises are located and the Lease by Landlord, Landlord shall be relieved of its obligations under this Lease, both those arising before and after such transfer, provided such transferee assumes all such obligations.

25. APPLICABLE LAW. This Lease shall be governed in accordance with the laws of the State of Alabama.

26. BINDING EFFECT. This lease shall inure to the benefit of and will be binding upon Landlord's successors and assigns. This Lease will inure to the benefit of and will be binding upon the Tenant's successors and assigns so long as the succession or assignment is permitted by the terms of this Lease.



27. ENTIRE AGREEMENT. This Lease contains the entire agreement of the parties and may not be modified except by an instrument in writing which is signed by both parties.

28. NOTICES. Any notices, demand or request under this Lease shall be in writing, shall be addressed as hereinafter provided and delivered by hand or by registered or certified mail (return receipt requested) or delivered by private express mail service and shall be deemed effective upon receipt or refusal. Any notice, demand or request by Landlord to Ruby Tuesday, Inc., shall be addressed to Ruby Tuesday, Inc., at its address stated in the preamble hereto, Attention Fred Berls, until otherwise directed by Ruby Tuesday, Inc. Any notice, demand or request by Ruby Tuesday, Inc. to Landlord shall be addressed to Mr. Greg A. Hoppper, Riverfront Capital Business Trust, at its address stated in the preamble hereto.

29. IDEMNIFICATION. Except to the extent that such event is covered by a policy of insurance required to be kept hereunder, Landlord shall indemnify, defend and hold harmless Tenant, its directors, officers, employees, contractors, successors and assign from any loss, damages, and cost of defense ( including reasonable attorneys' fees and court costs) arising our of (i) property damage or bodily injury including death to any person, occurring on or about the land or building, to the extent caused by the negligence or intentional misconduct of Landlord, its agents or employees, and (ii) any breach of any provisions of this Lease by Landlord.

Except to the extent that such event is covered by a policy of insurance required to be kept hereunder, Tenant shall idemnify, defend and hold harmless Landlord, its directors, officers, employees, contractors, successors and assigns from any loss, damages, and cost of defense (including reasonable attorneys' fees and court cost) arising our of (i) property damage or bodily injury, including death to any person, occurring on or about the land or building, to the extent caused by the negligence or intentional misconduct of Tenant, its agents or employees, and/or (ii) any breach of any provision of this lease by Tenant.

Except as set forth in this section, in no event shall either party be liable to the other for any indirect, consequential or incidental damages, including loss of goodwill or loss of profits.

30. AGENCY DISCLOSURE. Landlord and Tenant warrant and represent to one another that neither has dealt with any other real estate brokers except for Metcalfe & Company, Inc. regarding this Lease nor has created any obligations that might give rise to a claim for commissions made by any other broker.

IN WITNESS WHEREOF, the parties have executed this Lease effective on the date first above written, but executed on the dates appearing together with their signatures below.


LANDLORD

Riverfront Capital Business Trust
ATTEST:

By: /s/ J. Stephen Harvey
By: R.J. Stevens
As Its:  Trustee

Date:  9/29/97




TENANT

Ruby Tuesday, Inc.
ATTEST:

By: /s/ J. Russell Mothershed
BY: J. Russell Mothershead
      Assistant Secretary

As Its:  C.F.O.


Date:  9/26/97

STATE OF ALABAMA
COUNTY OF MOBILE
I, Kimberly S. Rooney a Notary Public in and for said County in said State, hereby certify that Ronald J. Stevens, whose name as a Trustee of Riverfront Capital Business Trust, a Pennsylvania business trust, is signed to the forgoing instrument and who is known to me, acknowledged before me on this date, that he , being informed of the contents of said instrument and as such Trustee and with full authority, executed the same voluntarily for and as the act of said trust.
Given under my hand and official seal the 29th day of September, 1997.


Kimberly S. Rooney
NOTARY PUBLIC

My commission expires:

STATE OF ALABAMA
COUNTY OF MOBILE

I, Sue B. Coley a Notary Public in and for said County in said State, hereby certify that J. Russell Mothershed, whose name as Chief Financial Officer of Ruby Tuesday, Inc. a Georgia Corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this date, that he being informed of the contents of said instrument and as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.
Given under my hand and official seal this the 26th day of September, 1997.

/s/ Sue B. Coley
NOTARY PUBIC

My commission expires:
May 4, 1998